Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On December 19, 2025, BioMarin entered into the Merger Agreement with Amicus and Merger Sub, providing for the Merger, with Amicus surviving the Merger as a wholly owned subsidiary of BioMarin. The Acquisition is expected to close in the second quarter of 2026, subject to customary closing conditions, including approval by the stockholders of Amicus and the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and other required antitrust clearances.

The unaudited pro forma condensed combined balance sheet as of September 30, 2025 combines the historical consolidated balance sheets of BioMarin and Amicus, giving effect to the Transactions as if they had occurred on September 30, 2025. The unaudited pro forma condensed combined statements of operations for the fiscal year ended December 31, 2024 and nine months ended September 30, 2025 combine the historical consolidated statements of operations of BioMarin and Amicus, giving effect to the Transactions, as if they had occurred on January 1, 2024.

The pro forma condensed combined financial information reflects the following Transactions:

a)

Amicus’ stockholders will receive $14.50 per share in cash upon the completion of the Merger (the “Merger Consideration”). The Merger reflects an aggregate transaction value of approximately $5,235.0 million, comprised of (i) cash paid to Amicus’ stockholders, (ii) repayment of Amicus’ historical debt, and (iii) the impact of stock-based compensation arrangements that are expected to be treated as a component of purchase consideration. Refer to Note 2(a) of the accompanying notes to the unaudited pro forma condensed combined financial information for further information.

b)

Consideration for the Merger will be funded in part by a portion of the proceeds from borrowings of approximately $3,650.0 million, which is comprised of the Term Facilities of $2,800.0 million and Notes offered hereby of an aggregate principal amount of $850.0 million. Additionally, the Term Facilities of $2,800.0 million is comprised of the Term Loan A Facility of $800.0 million, and Term Loan B Facility of $2,000.0 million. Further, BioMarin will enter into New Revolving Facility of $600.0 million, which will replace BioMarin’s Existing Revolving Credit Facility. BioMarin may also, at their option, borrow up to $150 million under the New Revolving Facility on the Acquisition Closing Date. The unaudited pro forma condensed combined financial information does not reflect any funding in the form of preferred equity.

c)

Consideration for the Merger is also expected to be funded by cash on hand and liquidated investments of $1,557.0 million, which in addition to the debt noted above would be utilized to fund the transaction, settle net Amicus indebtedness of $192.6 million (which includes gross indebtedness of $456.4 million net of $263.8 million of cash on hand and liquidated investments) and pay transaction fees and expenses of $235.0 million, including $120.0 million of Amicus’ banking and legal fees, which are not reflected in the pro forma financial information. Refer to Note 4(c) of the accompanying notes to the unaudited pro forma condensed combined financial information for further information.

d)

In connection with the Merger, each of the outstanding equity awards of Amicus immediately prior to the close of the transaction which includes time-vesting restricted stock units (“RSUs”), performance-vesting restricted stock units (“PSUs”), and In the Money Options (as defined in the Merger Agreement) (collectively referred to as “Equity Awards”) which had been previously issued to its employees, will be cancelled and converted into the right to receive a cash settlement.

The historical consolidated financial statements of BioMarin have been adjusted in the unaudited pro forma condensed combined financial information in accordance with Article 11 of Regulation S-X of the Exchange Act, as amended by the final rule, Release 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” The unaudited pro forma condensed combined financial information should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined financial information and the following:

•

historical audited consolidated financial statements of BioMarin as of, and for the year ended, December 31, 2024, included in BioMarin’s Annual Report on Form 10-K filed with the SEC on February 24, 2025, and the historical unaudited condensed consolidated financial statements of BioMarin as of and for the three- and nine-month period ended September 30, 2025, included in BioMarin’s Quarterly Report on Form 10-Q filed with the SEC on October 28, 2025, each incorporated by reference into this offering memorandum;

•

historical audited consolidated financial statements of Amicus as of, and for the year ended, December 31, 2024, and the historical unaudited consolidated financial statements of Amicus as of and for the three- and nine-month period ended September 30, 2025, each included in this offering memorandum; and

•

other information relating to BioMarin and Amicus contained in or incorporated by reference into this offering memorandum. See the sections entitled “Summary Historical Financial Information” and “Where You Can Find More Information.”

The unaudited pro forma condensed combined financial information has been prepared by BioMarin using the acquisition method of accounting in accordance with U.S. GAAP. BioMarin has been treated as the acquirer of Amicus in the Merger for accounting purposes for the unaudited pro forma condensed combined financial information included herein. The pro forma adjustments are based upon available information and certain assumptions that BioMarin believes are reasonable as of the date hereof. The unaudited pro forma condensed combined financial information is provided for illustrative and informational purposes only and does not purport to represent or be indicative of the consolidated results of operations or financial condition of BioMarin had the Merger been completed as of the dates presented and should not be construed as representative of the future consolidated results of operations or financial condition of the combined entity.

An updated determination of the fair value of Amicus’ assets acquired and liabilities assumed will be completed within one year of closing of the Merger. The final purchase price allocation may be materially different from the preliminary purchase consideration allocation presented in the unaudited pro forma condensed combined financial information. Any changes in the fair values of the net assets or total purchase consideration as compared with the information shown in the unaudited pro forma condensed combined financial information may change the amount of the total purchase price allocated to goodwill, and other assets and liabilities, which may impact the combined entity’s balance sheet and statement of operations. As a result of the foregoing, the pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information. Differences between these preliminary estimates and the final acquisition accounting may arise, and these differences could have a material impact on the accompanying unaudited pro forma condensed combined financial information and the combined entity’s future results of operations and financial position.

The unaudited pro forma condensed combined financial information does not reflect any expected cost savings, operating synergies, or revenue enhancements that the combined entity may achieve as a result of the Merger or the costs necessary to achieve any such cost savings, operating synergies, or revenue enhancements.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF SEPTEMBER 30, 2025

(in thousands)

	BioMarin Historical	Amicus Historical (as Reclassed)	Transaction Accounting Adjustments - Merger (Note 3 & 4)	Notes		Other Transaction Accounting Adjustments – Debt and Other (Note 5)	Notes		Pro Forma Combined
Assets
Current Assets:
Cash and cash equivalents	$1,250,108	$190,553	$(5,297,853)	3	(e)	$4,390,958	5 5 5	(a) (b) (c)	$533,766
Short-term investments	227,731	73,290	—			(301,021)	5	(c)	—
Accounts receivable, net	790,266	113,838	—			—			904,104
Inventory	1,382,173	177,928	165,367	3	(b)	—			1,725,468
Other current assets	204,265	38,457	—			—			242,722

Total current assets	3,854,543	594,066	(5,132,486)			4,089,937			3,406,060
Noncurrent assets:
Long-term investments	512,937	—	—			(512,937)	5	(c)	—
Property, plant and equipment, net	1,038,187	27,759	—			—			1,065,946
Intangible assets, net	233,112	14,743	4,585,257	3	(a)	—			4,833,112
Goodwill	196,199	197,797	964,961	3	(d)	—			1,358,957
Deferred tax assets	1,509,109	—	(1,103,095)	3	(g)	—			406,014
Other assets	270,781	34,446	—			—			305,227

Total assets	$7,614,868	$868,811	$(685,363)			$3,577,000			$11,375,316

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued liabilities	$798,438	$198,930	$(117)	3	(f)	$—			$997,251
Short-term debt	—	—	—			60,000	5	(a)	60,000

Total current liabilities	798,438	198,930	(117)			60,000			1,057,251
Noncurrent liabilities:
Long-term debt, net	596,663	391,985	(391,985)	3	(f)	3,539,813	5	(a)	4,136,476
Other long-term liabilities	163,056	47,472	—			—			210,528

Total liabilities	1,558,157	638,387	(392,102)			3,599,813			5,404,255
Stockholders’ equity:
Common stock	192	2,946	(2,946)	3	(c)	—			192
Additional paid-in capital	5,900,968	2,973,625	(2,973,625)	3	(c)	—			5,900,968
BioMarin common stock held by the Nonqualified Deferred Compensation Plan	(11,291)	—	—			—			(11,291)
Accumulated other comprehensive income (loss)	(33,937)	22,833	(22,833)	3	(c)	—			(33,937)
Retained earnings (accumulated deficit)	200,779	(2,768,980)	2,706,143	3 4 4	(c) (c) (d)	(22,813)	5	(b)	115,129

Total stockholders’ equity	6,056,711	230,424	(293,261)			(22,813)			5,971,061

Total liabilities and stockholders’ equity	$7,614,868	$868,811	$(685,363)			$3,577,000			$11,375,316

See accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2024

(in thousands, except per share amounts)

	BioMarin Historical	Amicus Historical (as Reclassed)	Transaction Accounting Adjustments - Merger (Note 4)	Notes		Other Transaction Accounting Adjustments - Debt and Other (Note 5)	Notes		Pro Forma Combined
Revenues:
Net product revenues	$2,809,445	$528,295	$—			$—			$3,337,740
Royalty and other revenues	44,470	—	—			—			44,470

Total revenues	2,853,915	528,295	—			—			3,382,210

Operating expenses:
Cost of sales	580,235	52,943	155,463	4	(b)	—			788,641
Research and development	747,184	110,827	3,900	4	(d)	—			861,911
Selling, general and administrative	1,009,025	336,357	58,937	4 4	(c) (d)	—			1,404,319
Intangible asset amortization	43,257	3,292	402,768	4	(a)	—			449,317
Gain on sale of nonfinancial assets	(10,000)	—	—			—			(10,000)

Total operating expenses	2,369,701	503,419	621,068			—			3,494,188

Income from operations	484,214	24,876	(621,068)			—			(111,978)
Interest income	74,883	5,407	—			—			80,290
Interest expense	(12,666)	(49,598)	—			(199,895)	5 5	(a) (b)	(262,159)
Other expense, net	(4,668)	(9,441)	—			—			(14,109)

Income (loss) before income taxes	541,763	(28,756)	(621,068)			(199,895)			(307,956)
Provision for (benefit from) income taxes	114,904	27,350	(144,213)	4	(e)	(46,415)	4	(e)	(48,374)

Net income (loss)	$426,859	$(56,106)	$(476,855)			$(153,480)			$(259,582)

Earnings (loss) per share, basic	$2.25	$(0.18)							$(1.37)
Earnings (loss) per share, diluted	$2.21	$(0.18)							$(1.37)
Weighted average common shares outstanding, basic	190,027	304,381							190,027
Weighted average common shares outstanding diluted	196,708	304,381							190,027

See accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2025

(in thousands, except per share amounts)

	BioMarin Historical	Amicus Historical (as Reclassed)	Transaction Accounting Adjustments - Merger (Note 4)	Notes		Other Transaction Accounting Adjustments - Debt and Other (Note 5)	Notes		Pro Forma Combined
Revenues:
Net product revenues	$2,308,438	$448,998	$—			$—			$2,757,436
Royalty and other revenues	38,250	—	—			—			38,250

Total revenues	2,346,688	448,998	—			—			2,795,686

Operating expenses:
Cost of sales	441,733	46,382	7,557	4	(b)	—			495,672
Research and development	729,517	112,969	—			—			842,486
Selling, general and administrative	706,810	270,348	—			—			977,158
Intangible asset amortization	14,540	2,456	302,089	4	(a)	—			319,085

Total operating expenses	1,892,600	432,155	309,646			—			2,634,401

Income from operations	454,088	16,843	(309,646)			—			161,285
Interest income	55,694	2,484	—			—			58,178
Interest expense	(8,121)	(34,731)	—			(133,033)	5	(a)	(175,885)
Other income, net	7,972	12,452	—			—			20,424

Income (loss) before income taxes	509,633	(2,952)	(309,646)			(133,033)			64,002
Provision for (benefit from) income taxes	114,159	25,848	(71,900)	4	(e)	(30,890)	4	(e)	37,217

Net income (loss)	$395,474	$(28,800)	$(237,746)			$(102,143)			$26,785

Earnings (loss) per share, basic	$2.06	(0.09)							$0.14
Earnings (loss) per share, diluted	$2.04	(0.09)							$0.14
Weighted average common shares outstanding, basic	191,639	308,139							191,639
Weighted average common shares outstanding diluted	196,893	308,139							191,639

See accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Information.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1. Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial information was prepared in accordance with Article 11 of Regulation S-X under the Exchange Act, as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (referred to as management adjustments). BioMarin has elected not to present management adjustments and will only be presenting transaction accounting adjustments related to the accounting for the Transactions in the unaudited pro forma condensed combined financial information. The adjustments presented in the unaudited pro forma condensed combined financial information have been identified and presented to provide relevant information necessary to assist in understanding the post-combination company upon consummation of the Transactions.

The accompanying unaudited pro forma condensed combined balance sheet as of September 30, 2025 is derived from the unaudited historical consolidated balance sheets of BioMarin and Amicus as of September 30, 2025, giving effect to the Transactions as if the same had been consummated as of September 30, 2025. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2024 is derived from the historical audited consolidated statements of operations of BioMarin and Amicus for the year ended December 31, 2024, giving effect to the Transactions as if the same had occurred on January 1, 2024. The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2025 is derived from the unaudited consolidated statements of operations of BioMarin and Amicus for the nine months ended September 30, 2025, giving effect to the Transactions as if the same had occurred on January 1, 2024.

The accounting policies followed in preparing the unaudited pro forma condensed combined financial information are those used by BioMarin as set forth in BioMarin’s historical financial statements. As part of preparing the pro forma condensed combined financial information, BioMarin’s management conducted a review of the accounting policies of Amicus and did not note any material differences in accounting policies that would require pro forma adjustments to conform to BioMarin’s accounting policies. Upon completion of the acquisition and a more comprehensive comparison and assessment, additional differences may be identified.

The accompanying unaudited pro forma condensed combined financial information and related notes were prepared using the acquisition method of accounting in accordance with Accounting Standards Codification (“ASC”) Topic 805, Business Combinations, (“ASC 805”), with BioMarin considered the accounting acquirer of Amicus. ASC 805 requires, among other things, that the assets acquired, and liabilities assumed, in a business combination be recognized at their fair values as of the acquisition date. For purposes of the unaudited pro forma condensed combined balance sheet, the purchase price consideration has been allocated to the assets acquired and liabilities assumed of Amicus based upon management’s preliminary estimate of their fair values. The excess of the purchase price consideration over the fair value of assets acquired and liabilities assumed is allocated to goodwill. Accordingly, the purchase price allocation and related adjustments reflected in the unaudited pro forma condensed combined financial information are preliminary and subject to adjustment based on Amicus’ actual assets and liabilities as of the closing date of the Merger and a final determination of fair value and related income tax matters. The purchase price consideration as well as the estimated fair values of the assets and liabilities will be updated and finalized as soon as practicable, but no later than one year from the closing of the acquisition.

2. Preliminary Purchase Price Allocation

Estimated Total Aggregate Acquisition Consideration

Pursuant to the Merger Agreement, on the closing date, all of Amicus’ outstanding common stock will automatically be converted into the right to receive $14.50 per share. Additionally, each of the outstanding In the Money Options will be cancelled and converted into the right to receive a cash settlement equal to $14.50 per share, less the applicable exercise price of the option. Similarly, all outstanding RSUs will be cancelled, and holders will receive a cash payment equal to $14.50 multiplied by the number of shares covered by the RSUs. All outstanding PSUs will be cancelled, and holders will receive a cash payment equal to $14.50 per share multiplied by the number of shares determined as of closing based on specified levels of performance as set forth in the Merger Agreement.

(a)	The preliminary Merger consideration comprises of the following:

Preliminary Purchase Consideration (in thousands)	Amount
Cash paid to Amicus’ shareholders (i)	$4,484,986
Plus: Consideration for cash settlement towards Amicus’ RSUs and PSUs (ii)	223,676
Plus: Consideration for cash settlement towards pre-combination portion of In the Money Options (ii)	69,910
Plus: Amicus debt repayment by BioMarin on behalf of Amicus (iii)	456,444

Total consideration	$5,235,016

(i)	Based on Amicus’ outstanding shares as of December 17, 2025. The amount of cash paid to Amicus’ shareholders will change based on the number of common shares of Amicus outstanding on the closing date.

(ii)	Refer to Note 4(d) in these notes to the unaudited pro forma condensed combined financial information for more details

(iii)	Includes principal repayment of $400.0 million under Amicus’ Senior Secured Term Loan due 2029, plus a principal repayment penalty of 12.0 million and interest payable of $44.4 million

(b)	Preliminary Purchase Price Allocation

The accounting for the Merger, including the preliminary total aggregate consideration, is based on provisional amounts, and the associated purchase accounting is not final. The preliminary allocation of the purchase price to the acquired assets and assumed liabilities was based upon the preliminary estimate of fair values. For the preliminary estimate of fair values of assets acquired and liabilities assumed of Amicus, BioMarin used publicly available benchmarking information as well as a variety of other assumptions, including market participant assumptions. BioMarin is expected to use widely accepted income-based, market-based, and cost-based valuation approaches upon finalization of purchase accounting for the Merger. Actual results may differ materially from the assumptions within this unaudited pro forma condensed combined financial information.

As of the date of this offering memorandum, BioMarin has not completed the valuation analysis and calculations in sufficient detail necessary to arrive at the required estimates of the fair market value of Amicus’ assets to be acquired or liabilities to be assumed, other than a preliminary estimate for intangible assets and inventory. Accordingly, apart from the aforementioned, certain Amicus assets and liabilities are presented at their respective carrying amounts and should therefore be treated as preliminary. A final determination of the fair value of Amicus’ assets and liabilities will be based on Amicus’ actual assets and liabilities as of the closing date of the Merger and, therefore, cannot be made prior to the consummation of the Merger.

The unaudited pro forma adjustments are based upon available information and certain assumptions BioMarin and Amicus believes are reasonable under the circumstances.

The following table summarizes the preliminary purchase price allocation as of September 30, 2025 assuming the Merger occurred on that date:

Preliminary Purchase Price Allocation	Estimated Fair Value (in thousands)
Assets acquired:
Cash and cash equivalents	$190,553
Short-term investments	73,290
Accounts receivable, net	113,838
Inventory	343,295
Other current assets	38,457
Property, plant and equipment, net	27,759
Intangible assets, net	4,600,000
Other assets	34,446

Total assets acquired	$5,421,638

Accounts payable and accrued liabilities	$198,813
Deferred tax liabilities	1,103,095
Other long-term liabilities	47,472

Total liabilities assumed	$1,349,380

Net assets acquired	$4,072,258
Estimated purchase consideration	5,235,016

Estimated goodwill	$1,162,758

3. Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

(a)

Represents the net adjustment to the estimated fair value of intangible assets acquired in the Merger. Preliminary identifiable intangible assets in the unaudited pro forma condensed combined financial information are provided in the table below.

The straight-line amortization related to these identifiable intangible assets is reflected as a pro forma adjustment in the unaudited pro forma condensed combined statements of operations, as further described in Note 4(a) in these notes to the unaudited pro forma condensed combined financial information for more details.

Intangible Assets (in thousands)	Estimated Fair Value	Estimated Useful Life (in years)
Galafold - Commercialized Pharmaceutical Product	$3,000,000	11
Pombiliti - Commercialized Pharmaceutical Product	1,600,000	12

Total intangibles fair value	$4,600,000

Less: intangibles book value	(14,743)

Pro forma adjustment to balance sheet	$4,585,257

(b)

Represents the increase in inventories to preliminary fair value, which considers book value for raw materials and margins and costs to complete for work-in-process and finished goods. The preliminary fair value of work-in-process and finished goods inventory utilizes a sales comparison approach which estimates the selling price of the inventory in completed condition less costs of disposal and a reasonable allowance for the selling effort.

The fair value adjustment to inventories is estimated to be expensed based on the inventory turnover of seven months for Galafold and 25 months for Pombiliti, which is reflected as a pro forma adjustment in cost of sales, as further described in Note 4(b) in these notes to the unaudited pro forma condensed combined financial information for more details.

(c)	Represents elimination of Amicus’ historical equity.

(in thousands)	As of September 30, 2025
Common stock	$2,946
Additional paid-in capital	2,973,625
Accumulated deficit	(2,768,980)
Accumulated other comprehensive income	22,833

Total stockholders’ equity elimination	$230,424

(d)

The pro forma adjustment represents the preliminary estimate of goodwill of $1,162.8 million, offset by the elimination of historical goodwill. Goodwill represents the excess of total consideration over the preliminary fair value of assets acquired and liabilities assumed.

(in thousands)	As of September 30, 2025
Estimated goodwill (i)	$1,162,758
Less: Elimination of Amicus’ historical goodwill	(197,797)

Pro forma adjustment to goodwill	$964,961

(i)	Refer to Note 2(b) in these notes to the unaudited pro forma condensed combined financial information for more details.

(e)	Reflects the following adjustments to cash and cash equivalents:

(in thousands)	As of September 30, 2025
Purchase consideration (i)	$(5,235,016)
Transaction costs (ii)	(42,100)
Post combination stock-based compensation expense (iii)	(20,737)

Pro forma adjustment to cash and cash equivalents	$(5,297,853)

(i)	Refer to Note 2(a) in these notes to the unaudited pro forma condensed combined financial information for more details.

(ii)	Refer to Note 4(c) in these notes to the unaudited pro forma condensed combined financial information for more details

(iii)	Refer to Note 4(d) in these notes to the unaudited pro forma condensed combined financial information for more details

(f)	Reflects the elimination of long-term debt and accrued interest payable related to the debt repayment by BioMarin on behalf of Amicus.

(g)	Reflects an adjustment related to deferred tax liabilities which are primarily derived based on fair value adjustments from the preliminary purchase price allocation.

4. Transaction Accounting Adjustments to Unaudited Pro Forma Combined Statements of Operations

(a)

Represents the adjustment to record elimination of historical amortization expense and recognition of new amortization expense related to identifiable intangible assets based on the estimated fair value. Amortization expense is calculated based on the estimated fair value of each of the identifiable intangible assets and the associated estimated useful life as discussed in Note 3(a) above and is included under the amortization of intangible assets line item on the pro forma condensed combined income statements.

Amortization Expense – Intangible assets (in thousands)	For the Nine Months Ended September 30, 2025	For the Year Ended December 31, 2024
Total pro forma intangible assets amortization	$304,545	$406,060
Less: Amicus amortization expense, as reported	(2,456)	(3,292)

Pro forma adjustment to income statements	$302,089	$402,768

A 10% change in the valuation of intangible assets would cause a corresponding increase or decrease in the amortization expense of approximately $30.5 million and $40.6 million for the nine months ended September 30, 2025 and the year ended December 31, 2024, respectively.

(b)

Represents the additional cost of sales recognized in connection with the step-up of inventory to fair value. BioMarin will recognize the increased value of inventory in cost of sales as the inventory is sold, which for purposes of the pro forma condensed combined financial information is assumed to occur within seven months for Galafold and 25 months for Pombiliti, based on the average historical inventory turnover, after the merger date.

(c)	Transaction Costs

BioMarin has incurred or is expecting to incur $42.1 million of non-recurring transaction costs after September 30, 2025. These costs primarily consist of professional, legal, and other merger related fees. On the pro forma balance sheet as of September 30, 2025, these transaction costs have been recorded as a reduction in cash with an offset to accumulated deficit based on the assumption that all the transaction costs will be paid by BioMarin upon the close of the Merger. Further, on the unaudited pro forma condensed combined statement of operations for the year ending December 31, 2024, these transaction costs have been expensed under selling, general and administrative expenses.

(d)	Stock based compensation

In connection with the Merger, the RSUs, PSUs and In the Money Options of Amicus will be cancelled and converted into a right to receive a cash settlement on the closing date.

The table below represents the computation of the cash settlement towards Amicus’ equity awards:

Type of award	Outstanding awards	Settlement price per award		Amount ($ in thousands)
RSU	9,512,096	$14.50		$137,925
PSU	5,913,820	$14.50		85,750
In the Money Options	25,440,074	$2.88	(i)	90,647

				$314,322

(i)

Represents the difference between the Merger Consideration ($14.50 per share) and weighted average exercise price of Options ($11.62 per option), however the estimated value of settlement is calculated based on the actual exercise price of each Option award.

(ii)	The estimated value of the PSUs reflects award based on maximum level of performance.

Since the In the Money Options do not provide for automatic acceleration of vesting upon a change in control, the cash settlement of $90.6 million that relates to Amicus’ In the Money Options will be divided among the pre- and post-combination periods by utilizing the respective vesting periods attributable to pre- and post-combination periods. Accordingly, the costs attributable to the pre-combination services of $69.9 million is included in the Merger consideration. The remaining costs attributable to the post combination services of $20.7 million is recorded as compensation expense for the year ended December 31, 2024. The RSUs and PSUs automatically vest upon a change in control and cash paid to settle these awards of $137.9 million and $85.8 million, respectively, is included in the Merger Consideration.

(e)	Income Taxes

The income tax impact of the pro forma adjustments utilizes blended statutory income tax rates in effect of 23.22% for the nine months ended September 30, 2025, and the year ended December 31, 2024. The effective tax rate of BioMarin following the acquisition could be significantly different depending on post-acquisition activities, including cash needs, the geographical mix of income, and changes in tax law. Because the tax rates used for the unaudited condensed combined pro forma statement of operations are estimated, the blended rate will likely vary from the actual effective tax rate in periods subsequent to the completion of the acquisition. This determination is preliminary and subject to change based upon the final determination of the fair value of the acquired assets and assumed liabilities.

5. Debt and Other Transaction Accounting Adjustments

(a)	Debt Financing

Reflects the impact of the Notes and Term Facilities:

(in thousands)	Debt Financing	Interest expense	Interest expense
	As of September 30, 2025	For the Nine Months ended September 30, 2025	For the Year Ended December 31, 2024
Notes	$850,000	$40,982	$54,643
Term Facilities	2,800,000	121,148	164,490
Add/ (Less): Unamortized new debt issuance costs (balance sheet) and Amortization of debt issuance costs (income statement)	(50,188)	5,612	7,584
Less: Reversal of Amicus’ historical debt issuance costs and interest expense paid off	—	(34,709)	(49,635)

Pro forma adjustment	$3,599,813	$133,033	$177,082

The below table reflects the impact to the pro forma balance sheet:

(in thousands)	As of September 30, 2025
Short term debt	$60,000
Long term debt, net	3,539,813

Pro forma adjustment	$3,599,813

The interest rate on the variable rate Term Facilities is calculated using the Term SOFR adjusted for a margin and is initially estimated to be approximately 5.45% and 6.20% for Term Loan A Facility and Term Loan B Facility, respectively. The interest rate on Notes will be a fixed rate, and the interest rate is initially estimated to be approximately 6.50%.

A sensitivity analysis on interest expense with respect to the variable rate Term Facilities was performed for the nine months ended September 30, 2025 and the year ended December 31, 2024. A hypothetical 0.125% increase or decrease in the actual or assumed interest rate would result in an approximate increase or decrease in interest expense of $2.5 million for the nine months ended September 30, 2025 and $3.4 million for the year ended December 31, 2024.

(b)

In connection with, and concurrently with the execution of the Merger Agreement, the Company entered into a debt commitment letter dated December 19, 2025 with Morgan Stanley Senior Funding, Inc. (“MSSF”), pursuant to which MSSF committed, subject to satisfaction of customary conditions, to provide the Company with a senior secured 364-day bridge loan facility in an aggregate principal amount of $3.65 billion (the “Bridge Loan Facility”). Upon execution of the Company’s expected Debt Financing discussed above, the deferred costs are expected to be expensed to interest expense. If the Debt Financing is not completed, the deferred costs would be amortized to interest expense over the 364-day term of the Bridge Loan Facility commencing upon closing.

(c)	Represents the liquidation of short-term investments and long-term investments on the Acquisition Closing Date to provide liquidity to fund the purchase price and support ongoing cash needs.

6. Earnings per share

The following table represents the calculation of basic and diluted earnings (loss) per common share (common shares in thousands):

	For the Nine Months ended September 30, 2025	For the Year Ended December 31, 2024
Numerator:
Net income (loss), basic	$26,785	$(259,582)
Net income (loss), diluted	$26,785	$(259,582)
Denominator:
Weighted-average common shares outstanding, basic	191,639	190,027
Weighted-average common shares outstanding, diluted	191,639	190,027

Earnings per share, basic	$0.14	$(1.37)

Earnings per share, diluted	$0.14	$(1.37)

7. Reclassification Adjustments

Represents the historical information of Amicus, as adjusted, to reflect reclassifications made to align Amicus’ financial statements to BioMarin’s financial reporting presentation.

Amicus Unaudited Reclassified Condensed Balance Sheet

As of September 30, 2025

(in thousands)

	Amicus Historical	Reclassification (i)	Amicus Reclassed
ASSETS
Current assets:
Cash and cash equivalents	$190,553	$—	$190,553
Investments in marketable securities	73,290	—	73,290
Accounts receivable	113,838	—	113,838
Inventories	177,928	—	177,928
Prepaid expenses and other current assets	38,457	—	38,457

Total current assets	594,066	—	594,066
Operating lease right-of-use assets, net	21,549	(21,549)	—
Property and equipment, less accumulated depreciation	27,759	—	27,759
Intangible assets, less accumulated amortization	14,743	—	14,743
Goodwill	197,797	—	197,797
Other non-current assets	12,897	21,549	34,446

Total assets	$868,811	$—	$868,811

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$19,103	$(19,103)	$—
Accrued expenses and other current liabilities	171,165	(171,165)	—
Operating lease liabilities	8,662	(8,662)	—
Accounts payable and accrued liabilities	—	198,930	198,930

Total current liabilities	198,930	—	198,930
Long-term debt	391,985	—	391,985
Operating lease liabilities	42,174	(42,174)	—
Other non-current liabilities	5,298	42,174	47,472

Total liabilities	638,387	—	638,387
Stockholders’ equity
Common stock	3,017	(71)	2,946
Common stock in treasury, at cost	(71)	71	—
Additional paid-in capital	2,973,625	—	2,973,625
Accumulated other comprehensive income (loss) :
Foreign currency translation adjustment	22,886	—	22,886
Unrealized loss on available-for-sale securities	(53)	—	(53)
Accumulated deficit	(2,768,980)	—	(2,768,980)

Total Shareholders’ equity	230,424	—	230,424

Total liabilities and stockholders’ equity	$868,811	$—	$868,811

(i)	Reflects reclassification entries necessary to the condensed Amicus balance sheet to align with the condensed BioMarin financial statement presentation.

Amicus Unaudited Reclassified Condensed Statement of Operations

For the nine months ended September 30, 2025

(in thousands)

	Amicus Historical	Reclassification (i)	Amicus Reclassed
Net product sales	$448,998	$—	$448,998
Cost of goods sold	46,382	—	46,382

Gross profit	402,616		402,616
Operating expenses:
Research and development	112,102	867	112,969
Selling, general, and administrative	266,406	3,942	270,348
Loss on impairment of assets	1,702	(1,702)	—
Depreciation and amortization	5,563	(5,563)	—
Intangible asset amortization	—	2,456	2,456

Total operating expenses	385,773	—	385,773

Income from operations	16,843	—	16,843

Other expense:
Interest income	2,484	—	2,484
Interest expense	(34,731)	—	(34,731)
Other income (expense	12,452	—	12,452

Income (loss) before income tax	(2,952)	—	(2,952)
Income tax expense	(25,848)	—	(25,848)

Net income (loss)	$(28,800)	$—	$(28,800)

(i)	Reflects reclassification entries necessary to align Amicus with the condensed BioMarin financial statement presentation.

Amicus Unaudited Reclassified Condensed Statement of Operations

For the year ended December 31, 2024

(in thousands)

	Amicus Historical	Reclassification (i)	Amicus Reclassed
Net product sales	$528,295	$—	$528,295
Cost of goods sold	52,943	—	52,943

Gross profit	475,352	—	475,352
Operating expenses:
Research and development	109,362	1,465	110,827
Selling, general, and administrative	323,379	12,978	336,357
Restructuring charges	9,188	(9,188)	—
Depreciation and amortization	8,547	(8,547)	—
Intangible asset amortization	—	3,292	3,292

Total operating expenses	450,476	—	450,476

Income from operations	24,876	—	24,876

Other expense:
Interest income	5,407	—	5,407
Interest expense	(49,598)	—	(49,598)
Other income (expense)	(9,441)	—	(9,441)

Income (loss) before income tax	(28,756)	—	(28,756)
Income tax expense	(27,350)	—	(27,350)

Net income (loss)	$(56,106)	$—	$(56,106)

(i)	Reflects reclassification entries necessary to align Amicus with the condensed BioMarin financial statement presentation.